Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the amendment to the statement on Registration Form S-1 of Gelia Group Corp., of our report dated January 10, 2013 on our audit of the financial statements of Gelia Group Corp. as of October 31, 2012, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on August 20, 2012 and through October 31, 2012, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 22, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351